Exhibit 99.1

MEDIVATION CONFIRMS RECEIPT OF UNSOLICITED PROPOSAL FROM SANOFI

SAN FRANCISCO, CA – April 28, 2016 – Medivation, Inc. (NASDAQ: MDVN) (“Medivation” or the “Company”) confirmed today that it has received an unsolicited, non-binding proposal from Sanofi to acquire all outstanding shares of Medivation common stock for $52.50 in cash.

On April 15, 2016, Medivation’s Board of Directors received a private letter from Sanofi making an indicative, non-binding proposal to acquire the Company under the same economic terms, subject to completion of due diligence and other conditions. The Company promptly acknowledged receipt of the letter and committed to respond. Consistent with its fiduciary duties, the Board, with the assistance of its independent financial and legal advisors, immediately began the process of evaluating this proposal. As today’s public disclosure of this proposal does not differ materially from the private correspondence received less than two weeks ago, the Board expects to complete its review of the proposal at a scheduled meeting today and will provide an update promptly thereafter.

There are no assurances that a transaction will be reached or on what terms. Medivation stockholders are advised to take no action at this time.

Evercore and J.P. Morgan are serving as financial advisors to Medivation, and Cooley LLP is acting as legal counsel.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

Contacts:

Investors

Medivation, Inc.

Anne Bowdidge (anne.bowdidge@medivation.com; 650.218.6900)

Media

Sard Verbinnen & Co.

Ron Low (rlow@sardverb.com; 415.618.8750)

Meghan Gavigan (mgavigan@sardverb.com; 415.618.8750)

Michael Henson (mhenson@sardverb.com; +44 (0).20.3178.8914)

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